Exhibit 23
Consent of Independent Auditors



The Board of Directors
Global Telecommunication Solutions, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-21330) and on Form S-3 (Nos. 333-6925 and 333-19005) of Global
Telecommunication Solutions, Inc. of our report dated March 21, 1997, relating to the consolidated balance sheets of Global Telecommunication Solutions, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended.


/s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
April 11, 1997


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